May 2, 2007

The Board of Directors

Idearc Inc.

2200 West Airfield Drive

DFW Airport, Texas 75261

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-4, as amended (the “Registration Statement”), filed by Idearc Inc., a Delaware corporation (the “Company”) and its subsidiaries (together with the Company, the “Issuers”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to $2,850,000,000 aggregate principal amount of the Company’s 8% Senior Notes due 2016 (the “New Notes”) proposed to be issued under and pursuant to the Indenture, dated as of November 17, 2006, by and between the Company and U.S. Bank National Association, as trustee (the “Indenture”), in exchange for the Company’s 8% Senior Notes due 2016.

We assume that appropriate action will be taken, prior to the offer and sale of the New Notes, to register and qualify such New Notes for sale under all applicable state securities or “blue sky” laws.

In rendering the opinions set forth below, we have made such legal and factual inquiries and examined such documents as we have deemed reasonable in order to express the opinions set forth below. In our examination of such documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

Based on the foregoing, we advise you that in our opinion the New Notes being issued by the Company have been duly and validly authorized for issuance by the Company, and, when duly executed and authenticated in accordance with the terms of the Indenture and delivered as contemplated in the Prospectus forming part of the Registration Statement, the New Notes will be legal, valid and binding obligations of the Issuers (subject to bankruptcy, insolvency and other laws which affect the rights of creditors generally, including the laws of the State of Delaware relating to compromises, arrangements and reorganizations, the general principles of equity, and any equitable remedies that may be granted by a court of competent jurisdiction).

We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption “Legal Matters” in the Prospectus contained therein. This consent is not to be construed as an admission that we are “experts” within the meaning of such term as used in the Securities Act, or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

/s/ FULBRIGHT & JAWORSKI L.L.P.

Fulbright & Jaworski L.L.P.